Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Range Resources Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Range Resources Corporation and subsidiaries (the “Company”), related to the registration of additional shares under the Company’s Amended and Restated 1999 Stock Option Plan and 2004 Non-Employee Director Stock Option Plan, of our report dated February 26, 2004 with respect to the consolidated financial statements of the Company included in its Annual Report on Form 10-K/A for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Fort Worth, Texas
June 8, 2004